Exhibit 23.1

Consent of Qualified Person

I, Alan C. Noble, P.E. Q.P., in connection with the SK-1300 Technical Report Summary on the Bear Lodge REE Project, Wyoming, USA and any amendments or supplements and/or exhibits thereto, consent to:

•	The filing and use of the Technical Report Summary for the Bear Lodge REE Project with an effective date of 29 February 2024:

•	The use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 8-K and the Technical Report Summary; and

•	The use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 8-K.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary: 1, 2, 11,22, and 23 and review of sections 3, 4, 5, 6, 7, 8, and 9.

I also consent to the incorporation by reference of the above items in the registration statements of Rare Element Resources, Ltd. filed on Form S-1 (File No. 333-275892), Form S-3 (File No. 333-255920), and Form S-8 (File No. 333-267097).

Dated March 4, 2024

By:	/s/ Alan C Noble, PE, QP
Name:	Alan C Noble, PE, QP.
Title:	Owner, Ore Reserves Engineering